Exhibit 99.1

Balchem Corporation To Acquire SensoryEffects

New Hampton, New York, March 31, 2014.  Balchem Corporation (NASDAQ:BCPC) today announced that it entered into a definitive agreement to acquire Performance Chemicals & Ingredients Company (d/b/a SensoryEffects), a privately held supplier of customized food and beverage ingredient systems, headquartered in St. Louis, Missouri for a purchase price of $567 million in cash. SensoryEffects expects to have 2014 revenues of approximately $260 million and 2014 earnings before interest, tax, depreciation and amortization (EBITDA) of approximately $53 million. The acquisition purchase price reflects a multiple of 10.7 times estimated 2014 EBITDA, excluding any deal related costs and synergies. The transaction is expected to be immediately accretive to Balchem’s earnings per share. The transaction consideration is subject to certain adjustments as provided in the definitive agreement and a substantial portion of the purchase price will be debt financed. The transaction is subject to certain regulatory approvals and customary closing conditions and is expected to close within the next forty days.

SensoryEffects provides customized, technology-driven food and beverage solutions including ingredients, bases and finished food systems for leading multinational and emerging high-growth food and beverage customers.  The company’s solutions enhance vital sensory properties such as taste, texture, solubility, aroma and color that make its customers’ products more desirable to the end consumer.  SensoryEffects is a leader in powder, solid and liquid flavor systems, creamer and specialty emulsified powders, cereal-based products and other functional ingredient food and beverage delivery systems.   Through the dual strategy of innovation and efficiency, coupled with leading food safety and quality, SensoryEffects has built a strong and broad customer base as a result of a well-executed business model.

SensoryEffects management team will continue to lead the food and beverage ingredient business, which will be merged with Balchem’s Food, Pharma & Nutrition segment, strengthening its market leadership position.  Balchem’s technologies apply across a broad spectrum of food, nutritional and pharmaceutical markets, and its proprietary portfolio brings solutions that differentiate products for commercial bakers, confectioners, flavor specialists, meat processors, nutraceutical and functional food producers, drug manufacturers and beyond.  Balchem has been a pioneer in, and is one of the world's leading providers of novel microencapsulated lipid ingredient solutions.  In addition, Balchem has been creating innovative products with human grade choline for many years and is the world’s leading producer of this essential nutrient.

“We have found a unique complement for Balchem with SensoryEffects. Both of our companies have built stellar reputations for quality products that address the food and beverage industry’s most specialized needs. The prospects of a combined Balchem and SensoryEffects will canvass an even broader range of food customers. The united experience and technical problem solving capabilities will ultimately make our company one of the most comprehensive food ingredient solution companies globally,” said Dino A. Rossi, Chairman, President and CEO of Balchem.

Charles A. Nicolais, Chairman, President and CEO of SensoryEffects said, “SensoryEffects has grown into a leading food and beverage ingredient supplier by delivering customized solutions to our customers, employing innovative technologies, coupled with disciplined manufacturing, safety, and quality processes. We are excited to enter into this agreement with Balchem, who is an ideal partner for us, strengthening our position by merging our business with its encapsulated and functional choline ingredients. Balchem is synonymous with the best in human and animal nutrition, and together, we look forward to delivering new and innovative ingredient solutions to our customers in the food and beverage industry.”

Richard A. Bendure, Balchem’s Chief Operating Officer said, “SensoryEffects accelerates our strategic growth plans into health and wellness markets - human, food, and animal nutrition systems. Both Balchem and SensoryEffects have strong foundations in innovation, customer focus, and cost efficient business models. The expanded team delivering SensoryEffects’ solutions, and Balchem’s functional-based offerings, will be a powerful combination.”

About Balchem
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

About SensoryEffects®
SensoryEffects, headquartered in St. Louis, MO is a supplier of customized food and beverage ingredients and products with three business units: SensoryEffects Powder Systems in Defiance, OH; SensoryEffects Flavor Systems in Bridgeton, MO, and SensoryEffects Cereal Systems in Lincoln, NE. The company, founded by Charles A. Nicolais in St. Louis, MO and backed by Highlander Partners, L.P. of Dallas, TX, has grown to become a leading food and beverage ingredient supplier.  SensoryEffects employs over 400 employees, operates six manufacturing facilities and serves a large US and international customer base.

Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Balchem or SensoryEffects and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including:  the ability of the parties to consummate the proposed acquisition in a timely manner or at all; the satisfaction of conditions precedent to consummation of the acquisition, including the ability to secure regulatory approvals; successful completion of anticipated financing arrangements; and risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2013. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date, except as required by law.

Balchem Contact:	Frank Fitzpatrick, Chief Financial Officer
Telephone:  845-326-5600
E-mail: bcpc-ir@balchem.com

SensoryEffects Contact:	Darren Lane, Chief Financial Officer
Telephone: 314-702-2001
E-mail: info@SensoryEffects.com